Exhibit 99.1

NEWS RELEASE

Contact: FTI Consulting Julie Prozeller / Amy Pesante (212) 850-5600

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES PROPOSED PRIVATE OFFERING OF $200 MILLION OF SENIOR CONVERTIBLE NOTES

BERWYN, Pennsylvania, April 9, 2012 – (NASDAQ:DLLR — News) DFC Global Corp., a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced that it intends to offer, subject to market conditions and other factors, up to $200 million aggregate principal amount of senior convertible notes due 2017 in a private offering. The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. The Company also intends to grant the initial purchasers an option to purchase up to an additional $30 million aggregate principal amount of notes.

The notes will be unsecured, senior obligations of the Company and will pay interest semi-annually. Prior to October 15, 2016, the notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day preceding the maturity date. Upon conversion, holders will receive cash up to the principal amount and shares of the Company’s common stock in respect of any excess conversion amount. The interest rate, conversion rate and other terms will be determined by negotiations between the Company and the initial purchasers of the notes.

In connection with the offering, the Company expects to enter into convertible note hedge transactions in respect of its common stock with one or more affiliates of the initial purchasers of the notes (the “option counterparties”). These convertible note hedge transactions are expected to reduce the potential dilution upon future conversion of the notes. In addition, the Company expects to enter into separate warrant transactions with the option counterparties at a higher strike price. The warrant transactions could separately have a dilutive effect to the extent that the market value per share of the Company’s common stock exceeds the applicable strike price of the warrants. If the initial purchasers exercise their option to purchase additional notes, the Company expects to enter into additional convertible note hedge and warrant transactions with the option counterparties.

The Company intends to apply a portion of the net proceeds from the sale of the notes and the proceeds from the warrant transactions to fund the cost of the convertible note hedge transactions entered into between the Company and the option counterparties. The Company expects to apply the remaining net proceeds to repay certain indebtedness and for other general corporate purposes, which may include acquisitions, investments and repurchases of Company common stock from time to time pursuant to the Company’s previously announced share repurchase program.

The Company has been advised that, in connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties and/or their affiliates expect to purchase shares of the Company’s common stock in open market transactions and/or privately negotiated transactions and/or enter into various over-the-counter derivative transactions with respect to shares of the Company’s common stock in each case, concurrently, with, or shortly after, the pricing of the notes. In addition, the option counterparties and/or their affiliates may modify their hedge positions by unwinding these derivative transactions, entering into or unwinding additional over-the-counter derivative transactions with respect to the Company’s common stock and/or purchasing or selling shares of the Company’s common stock or other of the Company’s securities in secondary market transactions from time to time following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any conversion period related to a conversion of notes). Any of these hedging activities could have the effect of increasing, decreasing or preventing a decline in the price of the Company’s common stock or the notes at that time.

This press release is neither an offer to sell nor a solicitation of an offer to buy the notes or the shares of common stock issuable upon conversion of the notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The notes and any shares of common stock of the Company that may be issued upon conversion of the notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About DFC Global Corp.

DFC Global Corp. is a leading international diversified financial services company serving primarily unbanked and under-banked consumers who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions.

Forward Looking Statement

This news release contains forward looking statements, including statements regarding the following: the offering of the notes, the entry into the convertible note hedge transactions, the entry into the warrant transactions, the impact of the convertible note hedge transactions and the warrant transactions and the utility of the convertible note hedge transactions and the warrant transactions. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, current and potential future litigation, the integration of acquired stores, the performance of new stores, the implementation and results of restructuring initiatives, the impact of the note offering, the convertible note hedge transactions and the warrant transactions and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation, the increase in interest payments under the notes, or the various FDIC, Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” attached as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2012 and its Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2011. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.